WITHOUT PREJUDICE        Exhibit 4.11
SUBJECT TO CONTRACT
24 MAY 2024

NOMAD FOODS EUROPE LIMITED
AND
SAMY ZEKHOUT

This is a duplicate document to that signed by Samy Zekhout and the CPO of Nomad Foods on the 24th May which was subject to board approval. This copy has the updated commentary of the approvals received by the Compensation Committee and the Board on the 24th May.

SETTLEMENT AGREEMENT

This was approved by the Compensation Committee on 24th May at 12:30pm
This was ratified and accepted by the Board on the 24th May at 3.30pm

GREENBERG TRAURIG, LLP The Shard, Level 8 32 London Bridge Street London SE1 9SG

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THIS AGREEMENT is dated 24 May 2024 and made between:
(1)Nomad Foods Europe Limited, registered number 05879466 whose registered office is at 43 Church Street West, Woking, GU21 6HT, (the "Company"); and
(2)Samy Zekhout of 53 Stafford Court, Kensington High Street, London, W8 7DN (the "Employee")
BACKGROUND
(A)     The Employee is employed by the Company from 1 April 2018, most recently as Chief Finance Officer under a contract dated 15 February 2018 (the “Employment Contract”).
(B)     The parties have entered into this Agreement to record and implement the terms on which they have agreed to settle any claims which the Employee has or may have in connection with his employment or its termination or otherwise against the Company or any Group Company or their officers or employees whether or not those claims are, or could be, in the contemplation of the parties at the time of signing this Agreement.
(C)     The parties intend this Agreement to be an effective waiver of any such claims and to satisfy the conditions relating to settlement agreements in the relevant legislation.
(D)     The Company enters into this Agreement without any admission of liability.
IT IS AGREED that:
1.SEPARATION
1.1The Employee's employment with the Company will terminate on 31 July 2024 (the "Separation Date") by mutual agreement. Between the date of this Agreement and the Separation Date the Employee is required to attend the office and carry out his duties in the usual way.
1.2The Company shall continue to pay salary and ensure that the Employee receives his contractual benefits up to the Separation Date.
1.3In relation to bonus for 2024, the Company shall make payment to the Employee of a pro rata bonus payment in accordance with clause 3.3 of the Employment Contract, being equivalent to 7/12 of the approved scheme pay-out.
1.4The Company shall pay to the Employee an amount equal to 10 days' accrued but untaken holiday as at the Separation Date, such payment to be calculated on the basis of 1/260th of the fixed annual salary payable to the Employee per day (subject to deductions for PAYE income tax and employee national insurance contributions in the normal way).
2.PAYMENT OBLIGATIONS
2.1The Company will pay to the Employee as compensation for the termination of the Employee's employment with the Company an ex gratia severance payment of £398,000 (the "Payment") within 14 days of the latest of:
2.1.1receipt by the Company of the original copy of this Agreement signed by the Employee;
2.1.2receipt by the Company of all the Company property referred to in clause 19.1;

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2.1.3receipt by the Company of the adviser letter referred to in clause 20.1.4;
2.1.4receipt by the Company's solicitors of a further copy of this Agreement (signed and dated by the Employee on or after the Separation Date) and further letter from the Employee's legal adviser (in the form attached at Schedule 1) signed and dated by the legal adviser on or after the Separation Date.
2.2At the Employee's election, a part of the Payment shall be paid by the Company directly into the Employee's pension scheme. The Employee will inform the Company within 14 days of signature of this Agreement should he wish it to make such a payment and if so of what amount.
2.3The Company shall pay to the Employee the sum of £280,071 by way of payment in lieu of the Employee's notice period in accordance with clause 1.2 of the Employment Contract (subject to deductions for PAYE income tax and employee national insurance contributions in the normal way), such payment to be made within 14 days of the requirements of clauses 2.1.1 to 2.1.4 being fulfilled. The parties agree that the amount of the payment in lieu of notice is equal to or exceeds the amount given by the formula in section 402D(1) of ITEPA and, accordingly, believe that the Employee's Post-Employment Notice Pay is nil.
3.HEALTHCARE
3.1The Company will continue to pay premiums to a private medical scheme nominated by the Company on behalf of the Employee until 31 July 2024.
4.LTIP
4.1The Employee’s entitlement in respect of the Nomad Foods 2015 Long Term Incentive Plan is set out in Schedule 4.
5.DEROGATORY STATEMENTS
5.1The Employee warrants that:
5.1.1at any time following the date of this Agreement, he shall not make, and shall use all reasonable endeavours to prevent the making of, any disparaging or derogatory statements, whether or not the statement is true and whether in writing or otherwise, concerning the Company or any Group Company or its or their officers or employees or shareholders or consultants.
5.1.2he shall not make and shall use all reasonable endeavours to prevent the making of any statement whether in writing or otherwise which is inconsistent with the announcement detailed in clause 9 below.
5.2The Company will not authorise the Board of Directors its officers or employees, at any time following the date of this Agreement, to make, or cause to be made, any disparaging or derogatory statements, whether or not the statement is true, concerning the Employee, his employment with the Company, or his separation from the Company, save as required by law or pursuant to any regulatory obligations or pursuant to any legal proceedings.
6.EXPENSES
6.1The Company will reimburse the Employee in respect of any properly authorised and approved expenses claims incurred up to the Separation Date in accordance with the

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Company's policies and the Employee warrants that he has notified the Company in writing of all unclaimed expenses incurred prior to the date of this Agreement.
7.LEGAL FEES
7.1The Company will pay direct to the Employee's legal advisers their reasonable legal fees incurred solely in connection with advising the Employee on the termination of the Employee's employment with the Company, up to a maximum of £2000 (exclusive of VAT) provided the Company receives an invoice from them (addressed to the Employee and marked as payable by the Company) within 14 days of the date of this Agreement.
8.REFERENCE
8.1The Company will provide a reference for the Employee which confirms his dates of employment only. This clause shall not apply to any information provided by the Company to the Financial Conduct Authority, any other regulatory body, as required by law or pursuant to its regulatory obligations.
9.ANNOUNCEMENT
9.1The Company will issue an announcement in the form attached to this Agreement at Schedule 5 in relation to the Employee's successor and his separation from the Company.
10.TAXATION
10.1It is the Company's understanding that:
10.1.1no part of the Payment is taxable as Post-Employment Notice Pay.
10.1.2the first £30,000 of the Payment will be tax free, as a termination award under the threshold within the meaning of sections 402A(1) and 403 of ITEPA.
10.1.3the balance of the Payment will be taxable as a termination award exceeding the threshold within the meaning of sections 402A(1) and 403 of ITEPA. The Company shall accordingly deduct PAYE income tax from it at the appropriate rate.
10.2The Payment will be paid after the P45 has been issued.
11.TAX INDEMNITY
11.1The Employee is solely responsible for the payment of any tax of any nature and any employee national insurance contributions arising in respect of, or by reason of, any payment or benefit set out in this Agreement (save for any sums actually deducted by the Company).
11.2The Employee shall indemnify and keep indemnified the Company and each Group Company in respect of such tax and national insurance together with any interest, penalties, costs or expenses incurred by the Company or any other Group Company in connection therewith.
12.FULL AND FINAL SETTLEMENT
12.1The Employee accepts the terms of this Agreement in full and final settlement of:
12.1.1the complaints and/or claims listed at Schedule 3 and any other statutory claim and/or complaint; and
12.1.2any contractual claim; and

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12.1.3any other claims
which the Employee has or may have now or in the future against the Company or any Group Company or its or their current or former officers, shareholders (or any of their employees or workers), employees or workers arising out of or in connection with the Employee's employment or its termination or directorships or resignations therefrom (whether or not the Employee or the Company could have contemplated such a claim at the date of this Agreement) but excluding any claim in respect of any accrued pension rights which the Employee may have relating to his employment with the Company and excluding any negligence claim for damages for personal injury where the Employee is unaware as at the date of this Agreement of such injury or of any symptoms thereof.
12.2The Employee agrees not to enforce any data subject access rights of which he is aware at the date of this Agreement, including under Articles 12 and 15 of the GDPR, whether directly or by way of complaint to the Information Commissioner, or pursue any remedies arising out of or in connection with such rights. The Employee warrants that, as at the date of this Agreement, he is not aware of any other rights under the any data protection legislation which he may have.
13.DIRECTORSHIPS
13.1The Employee shall resign forthwith from his directorship of the Company and any Group Company (and all other directorships, offices, trusteeships, secretaryships held in connection with his employment) by signing, dating and returning letters in the form attached to this Agreement at Schedule 2 and undertakes to execute all further documents and do such further things as are necessary in order to give full effect to such resignations.
14.CONFIDENTIALITY AND BUSINESS PROTECTION
14.1The Employee undertakes that he shall continue to be bound by:
14.1.1clause 5 of the Employment Contract in relation to confidential information (copy attached); and
14.1.2clause 7 of the Employment Contract in relation to post-termination restrictions (copy attached).
15.NON-DISCLOSURE
15.1The Employee shall not, save as required by law, at any time disclose the terms of this Agreement or the circumstances surrounding the Employee's separation from the Company including details regarding the negotiations leading to this Agreement (other than to the Employee's immediate family (and on the understanding that they too shall keep such matters confidential), or to professional advisers or HM Revenue & Customs).
15.2For the avoidance of doubt, nothing in this Agreement shall prevent disclosure by the Employee of information:
15.2.1for the purpose of reporting a criminal offence or suspected offence to the police or other law enforcement agency;
15.2.2for the purpose of reporting misconduct, or a serious breach of regulatory requirements, to a regulator;

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15.2.3for the purpose of co-operating with a criminal investigation or prosecution or regulator regarding an investigation or prosecution;
15.2.4to tax authorities in respect of tax related matters;
15.2.5to professional advisers, including tax advisers, medical professionals and counsellors who are bound by a duty of confidentiality;
15.2.6for the purpose of making a protected disclosure under the Public Interest Disclosure Act 1998;
15.2.7as required by law or regulatory obligation;
15.2.8in compliance with an order of a court or tribunal of competent jurisdiction;
15.2.9that is in the public domain otherwise than by any breach of confidence by the Employee.
16.NON-ENGAGEMENT
16.1The Employee represents and warrants that as at the date of first signing this Agreement he has not received any offer nor agreed to take employment with, or provide consultancy or similar services to, any person, firm or company, in respect of any period after the Separation Date. For the avoidance of doubt this warranty will not apply in respect of the second signature of this Agreement referenced in clause 2.1.4; and does not prevent him from taking up employment or providing consultancy or similar services after the Separation Date (subject always to compliance with clause 14) where the offer in respect of such employment or services had not been received prior to the date of first signature of this Agreement.
17.BREACH OF CONTRACT
17.1The Employee represents and warrants that there has been no act or omission during the course of his employment with the Company which amounted to gross misconduct or otherwise would have entitled the Company summarily to dismiss him without compensation.
18.SUMS OWED
18.1The Employee acknowledges that, except as set out in this Agreement, there are no sums owed to him by the Company or any Group Company including any payments under any bonus, incentive, commission, share option or similar scheme and that neither the Company nor any Group Company is, nor the trustees of any such scheme are, or shall be liable to make any payment or provide him with shares, options, rights (contingent or otherwise) or other benefits under any such scheme.
19.RETURN OF PROPERTY / CONFIDENTIAL INFORMATION
19.1The Employee warrants that he will forthwith on the Separation Date, or earlier if requested by the Company, return to the Chief People Officer at the Company's office at 43 Church Street West, Woking, GU21 6HT all property of the Company and any Group Company in his possession or control, including all credit, charge and expense cards, notes, correspondence, keys, swipe cards, security passes, papers, drawings, designs, documents, records,

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computer disks, computer hardware, computer software, electronic devices and mobile telephones.
19.2The Employee warrants that he will forthwith on the Separation Date, or earlier if requested by the Company, delete from his personal computer and any other personal electronic device, any information which relates to the Company or any Group Company or its or their businesses or that of its or their clients and which the Employee acquired during or as a result of his employment with the Company or material whose copyright belongs to the Company or any Group Company, which is stored electronically or in any recoverable form and that he has made no copies of those materials whether onto hard drive or onto any other medium whether allowing for their reproduction or otherwise, nor passed them on to any third party and that he has not incorporated or adapted any such materials into any material belonging to him or any third party. The Employee warrants that he has also notified the Company of any and all passwords, usernames, PINs and login details that he has used in relation to his Company computer or system or any Group Company computer or system.
20.EMPLOYEE WARRANTIES
20.1The Employee represents and warrants that:
20.1.1to the extent that he has any of the complaints or the claims listed in Schedule 3 these have been asserted by him or by his legal adviser on his behalf to the Company prior to the date of this Agreement;
20.1.2except for those complaints asserted as indicated in clause 20.1.1, the Employee has no other statutory complaints or claims against the Company or any Group Company or its or their current or former officers, shareholders (or any of their employees or workers), employees or workers;
20.1.3he is not aware of any facts, matters or symptoms which might give rise to a claim for personal injury against the Company or any Group Company;
20.1.4he has taken independent legal advice as to the full nature, terms and effect of this Agreement and in particular its effect on the Employee's ability to pursue rights before an employment tribunal and shall forthwith provide to the Company a letter in the form set out in Schedule 1 to this Agreement from the Employee's legal adviser duly signed by the Employee's legal adviser.
21.LEGAL ADVISER
21.1The adviser was and is Charlotte Turnbull of W Legal, 47 Red Lion Street, London, WC1R, 4PF, a Solicitor of the Senior Courts of England and Wales who holds a current practising certificate and whose firm holds a contract of insurance in force or an indemnity provided for members of a professional body covering the risk of a claim by the Employee in respect of loss arising in consequence of the advice.
22.CONDITIONS REGULATING SETTLEMENT AGREEMENTS
22.1The conditions regulating settlement agreements and compromise agreements (as appropriate) under the provisions of the Equal Pay Act 1970, the Equality Act 2010, the Sex Discrimination Act 1975, the Race Relations Act 1976, the Trade Union and Labour Relations (Consolidation) Act 1992, Schedule 3A of the Disability Discrimination Act 1995, the Employment Rights Act 1996, the National Minimum Wage Act 1998, the Working Time Regulations 1998, the Transnational Information and Consultation of Employees Regulations 1999, the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000,

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the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, Schedule 4 of the Employment Equality (Religion or Belief) Regulations 2003, Schedule 4 of the Employment Equality (Sexual Orientation) Regulations 2003, the Information and Consultation of Employees Regulations 2004, the European Public Limited-Liability Company Regulations 2009, the Transfer of Undertakings (Protection of Employment) Regulations 2006, the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006, Schedule 5 of the Employment Equality (Age) Regulations 2006, the European Cooperative Society (Involvement of Employees) Regulations 2006 and the Companies (Cross-Border Mergers) Regulations 2007 are satisfied.
23.RELIANCE ON WARRANTIES
23.1The Employee accepts that the Company (for itself and on behalf of its Group Companies) is entering into, and is discharging its obligations under, this Agreement in reliance upon the warranties provided by the Employee in clauses 5.1, 15.1, 16, 17, 19 and 20 of this Agreement. If any of the warranties are untrue, the Employee shall not be entitled to receive any payment or benefit under this Agreement and, where a payment under this Agreement has been made, shall cease to be entitled to retain the payment and shall therefore be obliged to immediately return the payment to the Company.
24.COMMENCEMENT OF PROCEEDINGS
24.1If the Employee has commenced or in the future commences any legal proceedings of any nature against the Company or any Group Company in breach of this Agreement or is otherwise in fundamental breach of this Agreement, the Employee shall forthwith pay to the Company or any Group Company on demand any sums paid by the Company to the Employee pursuant to clauses 2 and 7, which sums shall be recoverable by the Company or any Group Company as a debt and the Employee shall forthwith lose any entitlement to the continued provision of payments or benefits under the terms of the Agreement. Exercise of this provision shall be without prejudice to any other rights and remedies which the Company or any Group Company may have against the Employee.
25.MISCELLANEOUS PROVISIONS
25.1In this Agreement:
25.1.1"Group Company" shall mean any undertaking (other than the Company) which from time to time is the Company's subsidiary or its ultimate holding company or is a subsidiary of the Company's ultimate holding company. In this clause the words "subsidiary" and "holding company" shall have the meanings attributed to them by the Companies Act 2006 and ultimate holding company shall mean a holding company which is not also a subsidiary;
25.1.2"ITEPA" shall mean the Income Tax (Earnings and Pensions) Act 2003;
25.1.3"Post-Employment Notice Pay" shall have the meaning given in section 402D of ITEPA.
25.2The Employee acknowledges that his obligations under this Agreement constitute severable undertakings given for the benefit of the Company and any Group Company and may be enforced by the Company on behalf of any of them.

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25.3The Employee has not been induced to enter into this agreement in reliance on, nor has he been given, any warranty, representation, statement, agreement or undertaking of any nature whatsoever other than as are expressly set out in this Agreement.
25.4This Agreement is made without admission of liability on the part of the Company or any Group Company.
25.5Any Group Company, officer, employee, worker or shareholder or consultant may enforce and take the benefit of those clauses of this Agreement in which reference is expressly made to such Group Companies, officers, employees, workers or shareholders or consultants subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999. No consent of any such Group Company, director, officer, employee or shareholder or consultant will be required for the variation or rescission of this Agreement. Except as provided in this clause, a person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from under that Act.
25.6No failure or delay by the Company or any Group Company in exercising any remedy or right under or in relation to this Agreement shall operate as a waiver of the same nor shall any single or partial exercise of any remedy or right preclude any further exercise of the same remedy or right or the exercise of any other remedy or right.
25.7If any provision of this Agreement shall be, or become, void or unenforceable for any reason within any jurisdiction, this shall not affect the validity of that provision within any other jurisdiction or any of the remaining provisions of this Agreement.
25.8This Agreement may be executed as two or more counterparts and execution by each of the parties of any one of such counterparts will constitute due execution of this Agreement.
25.9This Agreement and the rights and obligations of the parties shall be governed by and construed in accordance with the laws of England.
25.10In the event of any claim, dispute or difference arising out of or in connection with this Agreement the parties irrevocably agree and submit to the non-exclusive jurisdiction of the Courts of England.
This Agreement is marked "without prejudice" and "subject to contract" but, once signed by both parties, shall have effect as, and can be relied on as evidence of, a binding agreement.

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For the avoidance of doubt, this Agreement shall not be binding unless and until it is signed by both parties.

Signed: /s/ Samy Zekhout
Date: 07/26/2024

Signed: /s/ Harriet Hounsell
for and on behalf of the Company
Date: 07/26/2024

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SCHEDULE 4
NOMAD FOODS 2015 LONG TERM INCENTIVE PLAN
SUBJECT TO BOARD APPROVAL
The Company warrants that the Compensation Committee of the Board of Directors has deemed that the Employee is to be treated as a ‘Good Leaver’ pursuant to Rule 9.1 of the Nomad Foods Long Term Incentive Plan.  The Company warrants that based on the agreed vesting date in 2025 the Employee will be eligible to receive the grant of 60,144 shares under Issue 8 LTIP Scheme (LTIP 2022). The Company warrants that based on the agreed vesting date in 2026 the employee will also be eligible to receive 40,000 shares under Issue 9 (LTIP 2023) - both being subject to the achievement of the performance criteria as laid out in the restricted share unit agreement and subject to withholdings for tax and National Insurance.
In addition, the Company has made a grant of: 15,000 shares from the CEO share pool 1 issued in 2022 (Vest date 2025), 10,000 shares from CEO Share Pool 2 Issued in 2023 (Vest 2026), 10,000 from CEO Share Pool 3 Issued 1/1/2024 (Vest 2027).  The employee will also be treated as a good leaver in respect of these shares.  In accordance with scheme rules for CEO shares, these are shares are unrestricted and not subject to target performance criteria but are subject to withholdings for tax and National Insurance.

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